EXHIBIT 99.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and effective as of the 16th day of February, 2007 (the “Effective Date”), by and between Art Ley (hereinafter referred to as “Consultant”) and Unicorp, Inc. (hereinafter referred to as “Company”).

W I T N E S S E T H:

WHEREAS, Consultant entered into an Employment Agreement with the Company on January 25, 2007 (“Employment Agreement”).

WHEREAS, the Employment Agreement was terminated pursuant to that certain Termination, Settlement and Release Agreement on the Effective Date.

WHEREAS, the parties wish to enter into this consulting relationship as of the Effective Date.

NOW, THEREFORE, for and in consideration of the fees to be paid Consultant and the benefits received by the Company from Consultant, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Consultant and the Company, it is agreed by and between the parties hereto as follows:

1. Consulting Arrangement.

a. Term. The term of consulting shall continue for a period of three months from the Effective Date through May 15, 2007; unless the parties agree to extend this term in 30 day increments for each new project that Consultant generates whereby the Company is carried for a minimum of a 15% working interest to casing point and a 100% reimbursement of all prospect, land and brokerage and geological and geophysical costs. The term can only be extended for up to a maximum of 90 days.

b. Compensation. In exchange, the Company agrees to pay Consultant $16,000 per month, to be paid 50% on the first day of each month and 50% on the 16th day of each month beginning on February 16, 2007. In order to ensure Consultant’s time is properly charged to projects in which the Company is promoting, Consultant agrees to provide a detailed breakdown of time spent by project for the preceding two week period prior to receiving the next two week period’s compensation by providing such breakdown on the attached Attachment “A”.

c. Reimbursement. The Company agrees to advance Consultant for all reasonable ordinary and necessary business related expenses up to $1,000 per month to be paid to Consultant, 50% on the first day of each month and 50% on the 16th day of each month beginning on February 16, 2007. Any additional expenses must be pre-approved in writing.

d. Duties. Consultant shall have the duties as provided by the Chief Executive Officer of the Company. Consultant may work from outside the office unless the Chief Executive Officer of the Company requests his presence in the office. Consultant will be allowed to perform other services to other entities for compensation as long as it is in accordance with Section 5 and provided the Consultant does not receive any form of compensation on deals in which the Company elects to participate.

2. Covenants Not to Disclose. At all times Consultant will keep inviolate and secret and will not directly, indirectly, or otherwise use, disseminate, disclose, publish or make known in any other manner to any person or entity any “Confidential Information,” as that term is hereinafter defined, pertaining to Company without the written consent of Company. For the purposes of this Agreement, the term “Confidential Information” shall mean all trade secrets and financial information of Company. Should any person or entity seek to legally compel disclosure of Confidential Information by Consultant, or by anyone to whom Consultant has transmitted any Confidential Information, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demands or otherwise, Consultant shall provide Company with prompt written notice sufficient to enable either: (a) a reasonable attempt to obtain a protective order or other appropriate remedy; or (b) a waiver of compliance with the provisions of this paragraph. If Company shall give Consultant written notice that Company desires to obtain a protective order or other appropriate remedy, Consultant shall use reasonable efforts to allow Company to make such attempt at Company’s expense. In any event, Consultant shall furnish only that portion of the information which is legally required and will make a reasonable effort to obtain reliable assurance that confidential treatment will be accorded the information. This Section 2 shall remain in effect during the term of this Agreement and shall survive the termination or expiration of the term of this Agreement for a period of twelve (12) months.

3. Covenant Not to Reproduce. Consultant will not at any time, directly or indirectly, reproduce, disclose, or use any Confidential Information without the written consent of Company and will make a reasonable effort to prevent unauthorized reproduction, disclosure or use of Confidential Information by others.

4. Ownership of Confidential Information. Upon termination of this Agreement, Consultant shall immediately deliver all documents, records and similar repositories or containers of Confidential Information to Company, including copies thereof, in his possession, and shall not retain any copies, samples or reproductions of the same.

5. Ownership of New Exploration Deals. Any exploration deal or lead for an exploration deal that Consultant works on during the term of this Agreement shall be the sole property of the Company and the Company shall have the opportunity, but not the obligation, to proceed with any such exploration deal as it determines is reasonable. The Consultant can present the Company with a written request to forego the above sentence on a deal by deal basis and the Company at its option can waive said requirement. Upon termination of this Agreement, Consultant shall provide the Company with a list of all exploration deals that Consultant has worked on for the last twelve (12) months. Only upon receipt in writing from the Company that the Company is not going to participate in an exploration deal shall the Consultant be allowed to participate either individually, or with his new employer, in the exploration deal provided however that the Consultant can participate in any deal that the Company participates in on a promoted basis on the same terms of all other promoted working interests owners. This section shall survive the termination or expiration of the term of this Agreement for a period of twelve (12) months.

6. Miscellaneous.

(a) Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned or transferred by either party, nor shall any interest herein be assigned, transferred, pledged or hypothecated by either party without the prior written consent of the other party.

(b) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

(c) Competition. This Agreement shall not prohibit Ley from engaging in business activities, whether as an employee or contractor, during the term of this Consulting Agreement (and any extension thereof), which might be viewed as being competitive with the Company’s business, provided Ley is in compliance with the terms of paragraphs 2, 3 and 5 herein.

(d) Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any party hereto unless set forth in a document duly executed by such party or an authorized agent or such party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set above.

    UNICORP, INC.  .        CONSULTANT

By: _/s/ Kevan Casey ____________   _/s/ Art Ley_______________
       Kevan Casey, CEO     Art Ley

ATTACHMENT “A”

Date	Hours	Prospect

1